EXHIBIT 23.2

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Stock Option Plan and the Restricted Share Unit and Restricted Share Plan for designated participants of Augusta Resource Corporation of our reports dated March 25, 2009, with respect to the consolidated financial statements of Augusta Resource Corporation included in its Annual Report (Form 40-F) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Augusta Resource Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Vancouver, British Columbia

November 17, 2009